Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of November 29, 2022 (this “Agreement”), is entered into by and among the stockholder(s) listed on Exhibit A hereto (each, a “Stockholder”), Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (the “Company”), and Genesis Unicorn Capital Corp., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, the Company, ESGL Holdings Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“Purchaser”), and ESGH Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (a) Parent will be merged with and into Purchaser (the “Redomestication Merger”), with Purchaser surviving the Redomestication Merger, and (b) Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a direct wholly owned subsidiary of Purchaser (collectively, the “Business Combination”). Following the Business Combination, Purchaser will be a publicly traded company listed on a stock exchange in the United States;

WHEREAS, as of the date hereof, each Stockholder owns the number of shares of common stock, par value $0.0001, of Parent set forth on Exhibit A (all such shares, and/or any successor shares of Parent (including, upon the effectiveness of the Redomestication Merger, any shares of Purchaser issued in exchange therefor) of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, each Stockholder is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.1 thereof (the “Expiration Time”), each Stockholder, with respect to its Shares, hereby irrevocably agrees to (1) appear at any meeting of the stockholders of Parent (a “Parent Stockholders’ Meeting”) in person or proxy or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum, and (2) vote, or cause to be voted or consented at a Parent Stockholders’ Meeting, or in any action by written consent of the stockholders, all of the Shares owned as of the record date for such meeting (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any Parent Stockholders’ Meeting, (c) in favor of the approval of the Parent Party Shareholder Approval Matters (as defined in the Merger Agreement), (d) against the approval of any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby), or against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Redomestication Merger or the Acquisition Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent, Purchaser or Merger Sub under the Merger Agreement, or (iii) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, and (e) against any amendment of the organizational documents of Parent or any change in Parent’s capitalization, corporate structure or business other than as contemplated by the Merger Agreement. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Redomestication Merger or the Acquisition Merger or any action described above is recommended by Parent’s Board of Directors.

Each Stockholder hereby irrevocably agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

2. Redemptions Rights; Waiver Conversion Ratios. Each Stockholder irrevocably agrees that it will (i) not exercise its right to redeem all or a portion of such Stockholder’s Shares (in connection with the transactions contemplated by this Agreement or the Merger Agreement or otherwise) as set forth in the organizational documents of Parent and (ii) waive any adjustment to the conversion ratio set forth in Parent’s organizational documents.

3. Transfer of Shares. Until the Expiration Time, each Stockholder irrevocably agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the creation of a lien, pledge, distribute, dispose of or otherwise encumber any of the Shares, either voluntarily or involuntarily (collectively, “Transfer”), or otherwise agree or offer to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, (d) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Shares, (e) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Share, (f) take any action that would have the effect of preventing or disabling Stockholder from performing its obligations hereunder or (g) publicly announce any intention to effect any transaction specified in this Section 3; provided, that, Transfers by Stockholder are permitted to an Affiliate or to a direct or indirect owner of equity or other interest in such Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3 shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 3 with respect to the Stockholder’s Shares shall be null and void.

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4. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants for and on behalf of itself to the Company as follows:

(a) The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organization documents of Stockholder), or (iv) conflict with or result in a breach of or constitute a default under any provision of Stockholder’s organizational documents.

(b) Stockholder is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to the Shares free and clear of any Lien (other than (i) pursuant to this Agreement or (ii) transfer restrictions under applicable securities Laws) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of the Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement. Stockholder has the full right, power and authority to sell, transfer and deliver such Shares, and Stockholder does not own, directly or indirectly, any other Shares, other than Parent warrants held by Stockholder (if any).

(c) Stockholder is a natural person or a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by Stockholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company and Parent, constitutes a legal, valid and binding obligation of Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) As of the date of this Agreement, there is no action, proceeding or, to the Stockholder’s knowledge, investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(e) Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(f) Stockholder has not entered into, and shall not enter into, any agreement that would prevent it from performing any of its obligations under this Support Agreement.

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(g) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent, Purchaser, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5. New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Shares are issued to Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any Shares, or (c) a Stockholder acquires the right to vote or share in the voting of any Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by such Stockholder as of the date hereof.

6. No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

7. Termination. This Agreement and the obligations of Stockholder under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual agreement of the Company and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

8. Miscellaneous.

(a) Except as otherwise provided herein or in the Merger Agreement or any other transaction document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

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(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

If to Stockholder:

To such Stockholder’s address set forth in Exhibit A.

with copies to (which shall not constitute notice):

Loeb & Loeb

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

If to the Company, to:

Environmental Solutions Group Holdings Limited

101 Tuas South Avenue 2

Singapore 637226

Attention: Mr Quek Leng Chuang, Chairman & CEO

Email: quecklc@env-solutions.com

with a copy to (which shall not constitute notice):

Saul Ewing LLP

1919 Pennsylvania Avenue N.W.

Washington D.C. 20006-3434

Attention: Mark I. Gruhin

Email: mark.gruhin@saul.com

If to Parent or Purchaser, to:

Genesis Unicorn Capital Corp.

281 Witherspoon Street, Suite 120

Princeton, NJ, 08540

Attention: Adeoye Olukotun

Email: samuel.lui@genesisunicorn.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Email: mnussbaum@loeb.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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(d) This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

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(j) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and each Stockholder.

(k) This Agreement shall not be effective or binding upon Stockholder until such time as the Merger Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in Parent by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Stockholder and the Shares as so changed.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (m).

(n) Stockholder hereby authorizes Parent and the Company to publish and disclose in any disclosure required by the United States Securities and Exchange Commission the Stockholder’s identity and beneficial ownership of the Shares and the nature of the Stockholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDERS:

GENESIS UNICORN CAPITAL, LLC

By:	/s/ Samuel Lui
Name:	Samuel Lui
Title:	Sole Member

/s/ Samuel Lui
Name:	Samuel Lui

/s/ Adeoye Olukotun
Name:	Adeoye Olukotun

/s/ Niel Starksen
Name:	Niel Starksen

/s/ Juan Fernandez Pascual
Name:	Juan Fernandez Pascual

/s/ Grainne Coen
Name:	Grainne Coen

/s/ Ernest Fong
Name:	Ernest Fong

/s/ Chung Fan Cheng
Name:	Chung Fan Cheng

/s/ Teck-Yong Heng
Name:	Teck-Yong Heng

COMPANY:

ENVIRONMENTAL SOLUTIONS GROUP HOLDINGS LIMITED

By:	/s/ Quek Leng Chuang
Name:	Quek Leng Chuang
Title:	Director

PARENT:

GENESIS UNICORN CAPITAL CORP.

By:	/s/ Samuel Lui
Name:	Samuel Lui
Title:	President & CFO

Signature Page to Sponsor Support Agreement

Exhibit A

Stockholders

Stockholder	Number of Shares of Common Stock	Address for Notices
Genesis Unicorn Capital, LLC	377,331 shares of Class A common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
1,953,250 shares of Class B common stock
Samuel Lui	377,331 shares of Class A common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
1,953,250 shares of Class B common stock
Adeoye Olukotun	30,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
Niel Starksen	20,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
Juan Fernandez Pascual	20,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
Grainne Coen	30,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
Ernest Fong	30,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
Chung Fan Cheng	25,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540
Teck-Yong Heng	25,000 shares of Class B common stock	281 Witherspoon Street, Suite 120, Princeton, New Jersey 08540